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EXHIBIT 99(b)

                               UNITY BANCORP, INC.
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                                          June 12, 2002


Mr. John E. Pellizzari, President
First Bank of Central Jersey
1727 Route 130
North Brunswick, NJ  08902

Dear Mr. Pellizzari:

      In connection with our previous discussions regarding the potential acquisition of First Bank of Central Jersey ("First Bank") by Unity Bancorp, Inc. ("Unity"), we wish to set forth an outline and summary of the terms upon which the proposed acquisition would occur. These terms are as follows:

      o Acquisition to be undertaken as a stock for stock exchange, structured as a tax-free reorganization and pursuant to which First Bank will merge with and into Unity's bank subsidiary, Unity Bank, with Unity Bank as the surviving entity.

      o For all outstanding First Bank shares, Unity will exchange 325,000 shares of Unity common stock, and warrants to purchase 487,500 shares of Unity common stock with the terms and conditions described below. Both the number of shares of Unity common stock and the number of warrants to be issued will be subject to adjustment as described below. All shares of common stock and warrants will be registered under the Securities Act of 1933, as amended.

      o Of the warrants to be issued, warrants to purchase 325,000 Unity shares will have a three-year life and an exercise price equal to the greater of 125% of (i) the market value of the Unity common stock at consummation of the transaction or (ii) $8.00 per share, will not be exercisable for the first year and will not be transferable. The remaining warrants to purchase 162,500 shares will have a five-year term, will have an exercise price equal to the greater of 165% of (i) the market value of the Unity common stock at consummation of the transaction or (ii) $8.00 per share, will not be exercisable for the first three years and are also not transferable.

      o To the extent the market price of the Unity common stock, based upon the average closing price for the thirty (30) days prior to closing, is less that $6.75 per share, the number of shares and warrants will be adjusted upward. Similarly, to the extent the market price, as determined above, is greater than $8.25 per share, the number of shares and warrants will be adjusted downward. Adjustments will be made by dividing $2,437,500 by the average price of the Unity common stock, and the


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            resulting number will be the number of shares of Unity common stock issued in exchange for the First Bank outstanding stock. Upon any adjustment, Unity will issue one three-year warrant and one half of a five-year warrant for each share of Unity common stock to be issued.

      o From the date of this Letter of Intent through consummation of the transaction, First Bank will incur losses in accordance with the amended and restated budget previously provided to Unity by First Bank, a copy of which is attached with this Letter of Intent as Exhibit A. To the extent actual operating results produce losses greater than those forecast in the budget, the purchase price will be reduced accordingly by reducing the sum of $2,437,500 by the aggregate amount of the loss in excess of the budget, and by dividing the resulting number by 7.5. This will determine the number of shares of Unity common stock to be issued in exchange for the First Bank stock, and one three-year warrant and one half of a five-year warrant will be issued for each Unity share so issued.

      o As a closing condition to the transaction, each member of the Board of Directors of First Bank and each executive officer of First Bank will enter into a lock-up agreement with Unity under which each such person will agree that they will not sell the shares of Unity common stock they receive in the transaction for a period of twelve (12) months without Unity's prior written consent.

      o In the event First Bank fails to consummate the transaction proposed by this Letter of Intent (other than due to the absence of regulatory approval of the proposed transaction, the institution of a procedure to enjoin the transaction by any governmental or regulatory agency or the failure of Unity to meet any closing condition included in the definitive acquisition agreement and required to be met by Unity) and, within eighteen (18) months of the date hereof, First Bank enters into an agreement to consummate a merger, consolidation, share purchase or like transaction with any other entity, First Bank agrees that it will make it a condition to any such transaction that such third party pays to Unity, as an expense reimbursement, the amount of reasonable out-of-pocket funds actually expended by Unity in connection with this proposed transaction, including, but not limited to, Unity's reasonable counsel fees, accounting fees, any investment banking fees to be incurred by Unity. The expense reimbursement payable to Unity pursuant to this paragraph shall be limited to $20,000 in the event that Unity and First Bank fail to execute a definitive acquisition agreement. In making this agreement, First Bank acknowledges that it has and will receive a significant benefit from Unity entering into this Letter of Intent with First Bank and seeking to negotiate a definitive agreement with First Bank, and that it has therefore received a significant benefit in exchange for this agreement to reimburse Unity's expenses.

      The parties agree that promptly upon the execution of this Letter of Intent, they will seek to negotiate a mutually acceptable definitive acquisition agreement containing representations, warranties, and closing conditions typical of transactions of this type, including a requirement that consummation of the transaction will be conditioned upon the parties receipt of all necessary regulatory approvals and the effectiveness of Unity's registration statement under the Securities Act of 1933. The parties agree that with the exception of the preceding paragraph, this Letter of


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Intent shall not constitute a binding agreement to consummate a transaction, which will only be embodied in the definitive acquisition agreement, and, with the exception of the proceeding paragraph, shall not otherwise be enforceable.

      Both Unity and First Bank acknowledge that they remain subject to the terms of that certain confidentiality agreement dated May 20, 2002, which shall remain in effect until either (i) the parties have entered into a definitive acquisition agreement or (ii) the confidentiality agreement shall have expired by its own terms.

      I believe this proposed offer will provide substantial value to First Bank shareholders while permitting them to participate in the future appreciation of Unity Bancorp common stock. We look forward to working with you to successfully consummate this transaction.



                                          Very truly yours,



                                          Unity Bancorp, Inc.
                                          By:

ACKNOWLEDGEMENT:

THE FOLLOWING TERMS ARE ACCEPTED AND AGREED TO BY FIRST BANK OF
CENTRAL JERSEY


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